Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Warren Resources, Inc.:

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement (File No. 333-198815) on Form S-3 of Warren Resources, Inc. of our report dated April 28, 2014, with respect to the consolidated balance sheets of Citrus Energy Corporation as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in equity, and cash flows for each of the three years ended December 31, 2013, 2012 and 2011, and the related notes to the consolidated financial statements, which report appears in Exhibit 99.3 to the Current Report on Form 8-K of the Company filed with the Securities and Exchange Commission on August 12, 2014. We also consent to the reference to our firm under the caption “Experts” in such registration statement.

/s/ Richey May & Co.
Richey May & Co.
Englewood, Colorado
November 12, 2014